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                                                                       EXHIBIT 5


                                 Jones, Walker
                              Waechter, Poitevent
                           Carrere & Denegre, L.L.P.



                                 July 15, 1997



McMoRan Oil & Gas Co.
1615 Poydras Street
New Orleans, Louisiana  70112

Dear Sirs:

     We have acted as your counsel in connection with the preparation of the registration statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission on the date hereof, with respect to the registration of up to 28,611,429 shares of Common Stock, par value $.01 per share (the "Shares"), and up to 28,611,429 transferable subscription rights to purchase shares of Common Stock (the "Rights"). The Registration Statement relates to a proposed rights offering (the "Rights Offering"), pursuant to which McMoRan Oil & Gas Co. (the "Company") will distribute to holders of record of Common Stock approximately 2.0 transferable subscription rights for each share of Common Stock held of record at the close of business on the record date for the Rights Offering (plus such additional Rights as are necessary to round up to whole Rights any fractional Rights to which beneficial owners of Common Stock may be entitled) and the shares of Common Stock to be issued or delivered upon exercise of the Rights. In so acting, we have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, we are of the opinion that (i) the Rights have been duly authorized and when issued in accordance with such authorization, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles of general applicability, and (ii) the Shares issuable or deliverable upon the exercise of the Rights, when issued and sold upon the terms described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.


                           [LETTERHEAD APPEARS HERE]
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McMoRan Oil & Gas Co.
July 15, 1997
Page 2


     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters" as counsel for the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                                         Very truly yours,

                                         JONES, WALKER, WAECHTER,
                                          POITEVENT, CARRERE & DENEGRE, L.L.P.